PROSPECTUS and	PRICING SUPPLEMENT NO. 1
PROSPECTUS SUPPLEMENT, each	Dated June 19, 2017
Dated April 7, 2017	Registration Statement No. 333-217193
Filed Pursuant to Rule 424(b)(2)

U.S. $24,000,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES G

Due 9 Months or More from Date of Issue

$450,000,000 Floating Rate Senior Notes Due June 22, 2020

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

The dollar amount above reflects the amount of Medium-Term Notes, Series G remaining prior to this issuance, representing the $27,000,000,000 initial program amount reduced by $3,000,000,000 designated for issuance pursuant to the Issuer’s InterNotes® program described in the prospectus supplement for such program filed with Registration Statement No. 333-217193.

CUSIP / ISIN:	24422ETR0 / US24422ETR08

Date of Issue:	June 22, 2017

Maturity Date:	June 22, 2020

Principal Amount:	$450,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Reuters Page LIBOR01)

Index Maturity:	3-Month

Spread:	LIBOR + 29 bps

Initial Interest Determination Date:	June 20, 2017

Day Count:	Actual/360, Adjusted

Interest Reset Dates:	Quarterly on the 22nd of March, June, September and December, commencing on September 22, 2017 and ending on the maturity date.

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Date

Interest Payment Dates:	Quarterly on the 22nd of March, June, September and December, commencing on September 22, 2017 and ending on the maturity date.

Minimum Interest Rate:	0.000%

Day Count Convention:	Modified Following, Adjusted

Redemption Provision:	None

Price to Public:	100.000% plus accrued interest from June 22, 2017

Plan of Distribution:
	Name	Principal Amount Of Notes
	Deutsche Bank Securities Inc.	$135,000,000
	HSBC Securities (USA) Inc.	135,000,000
	J.P. Morgan Securities LLC	135,000,000
	BNP Paribas Securities Corp.	15,000,000
	Loop Capital Markets LLC	15,000,000
	U.S. Bancorp Investments, Inc.	15,000,000
	Total	$450,000,000
	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.850% plus accrued interest from June 22, 2017.